                                    SCHEDULE 14A
                                   (Rule 14a-101)

                      INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
             Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934


Filed by the registrant /x/

Filed by a party other than the registrant / /

Check the appropriate box:

/ / Preliminary proxy statement

/x/ Definitive proxy statement

/ / Definitive additional materials

/ / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

PAYLESS CASHWAYS, INC.
(Name of Registrant as  Specified In Its Charter)

PAYLESS CASHWAYS, INC.
(Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

/x/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

/ /   $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
6(i)(3).

/ /   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      (1)  Title of each class of securities to which transaction applies:

      (2)  Aggregate number of securities to which transactions applies:

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1

      (4)  Proposed maximum aggregate value of transaction:

1     Set forth the amount on which the filing fee is calculated and state how it was determined.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)     Amount Previously Paid:

      (2)     Form, Schedule or Registration Statement No.:

      (3)     Filing Party:

      (4)     Date  Filed:

                            (Letterhead of Payless Cashways, Inc.)

February 25, 1994



To Our Shareholders:

It is my pleasure to invite you to our Annual Meeting. This year it will be held on Thursday, April 21, at 10:00 a.m., at our corporate offices, located at 2300 Main, 1st Floor, Kansas City, Missouri 64108.

With this letter, you will find the formal notice of the Annual Meeting, our 1993 Annual Report and our Proxy Statement. When you have finished reading the Proxy Statement, please promptly mark, sign, and return to us the enclosed proxy card, to insure that your shares will be represented.

We appreciate the continuing interest of our shareholders in Payless Cashways, Inc., and I look forward to seeing many of you at the Annual Meeting.

Very truly yours,

/s/ David Stanley

David Stanley
Chairman of the Board and Chief Executive Officer

                        (Letterhead of Payless Cashways, Inc.)
                                     2300 Main
                            Kansas City, Missouri  64108
                           _____________________________

                      NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                      OF
                              PAYLESS CASHWAYS, INC.

                           To Be Held April 21, 1994


To the Shareholders of PAYLESS CASHWAYS, INC.:

          NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Payless Cashways, Inc. will be held at 2300 Main, 1st Floor, Kansas City, Missouri, on Thursday, April 21, 1994, at 10:00 a.m. for the following purposes:

          1. To elect four directors to terms of three years each as set forth in the Proxy Statement.
          2. To transact such other and further business as may properly come before the meeting.

          The Board of Directors has fixed the close of business on February 15, 1994, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

Dated:  February 25, 1994

                         BY ORDER OF THE BOARD OF DIRECTORS

                         /s/ Linda J. French

                         Linda J. French, Senior Vice President - General Counsel/Secretary



- -------------------------------------------------------------------------------
|You are cordially invited to attend the meeting.  However, whether or not you |
|plan to be personally present at the meeting, please date and sign the        |
|enclosed proxy and return it promptly in the enclosed envelope. If you later | |desire to revoke your proxy, you may do so at any time before it is exercised.|
 ------------------------------------------------------------------------------

GENERAL INFORMATION FOR SHAREHOLDERS

     In order to provide every shareholder with an opportunity to vote on all matters scheduled to come before the Annual Meeting, whether or not the shareholder attends in person, proxies are solicited from shareholders by the Board of Directors of Payless Cashways, Inc. ("Payless" or the "Company"). When the enclosed proxy card is properly executed and returned, the shares represented will be voted by the persons designated as proxies, in accordance with the shareholder's directions. Shareholders may vote on a matter by marking the appropriate box on the card or, if no box is marked for a specific matter, the shares will be voted as recommended by the Board of Directors on that matter.

     Management knows of no matters other than those set forth on the proxy card that will be presented for action at the Annual Meeting. Execution of a proxy, however, confers on each of the persons designated as proxies the discretionary authority to vote the shares represented in accordance with his and/or her best judgment on any other business that may properly come before the meeting.

     Any shareholder executing a proxy may revoke that proxy or submit a revised proxy at any time before it is voted. A shareholder may also vote by ballot at the Annual Meeting, thereby cancelling any proxy previously returned as to any matter voted on by ballot. A shareholder wishing to name as his or her proxy someone other than those designated on the proxy card may do so by crossing out the names of the designated proxies and inserting the name(s) of the person(s) he or she wishes to have act as his or her proxy. In such a case, it will be necessary that the proxy be delivered by the shareholder to the person(s) named, and that the person(s) named be present and vote at the meeting. Proxy cards on which alternate proxies have been named should not be mailed directly to the Company.

     Holders of the Common Stock, par value $.01 per share, of the Company ("Common Stock") and Series A Cumulative Convertible Preferred Stock, par value $1.00 per share, of the Company ("Preferred Stock") at the close of business on February 15, 1994, the record date for the Annual Meeting (the "Record Date"), are entitled to receive notice of, and to vote at, the Annual Meeting. At the close of business on such date, a total of 37,445,550 shares of Common Stock and 406,000 shares of Preferred Stock were outstanding. Each share of Common Stock is entitled to one vote and each share of Preferred Stock is entitled to 5.9994 votes on each matter to be presented at the Annual Meeting. It is expected that this Proxy Statement and the enclosed form of proxy will be mailed to the shareholders on or about February 25, 1994.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING


1.     ELECTION OF DIRECTORS

          The Articles of Incorporation and the By-laws of the Company provide that the business of the Company shall be managed by a Board of Directors. Pursuant to the Articles of Incorporation, the directors are divided into 3 classes, designated Class I, Class II and Class III. Each class consists, as nearly as may be possible, of 1/3 the total number of directors constituting the entire Board of Directors, which currently numbers 11. At each Annual Meeting, successors to the class of directors whose terms expire at that Annual Meeting are elected for a 3-year term.

          At the Annual Meeting of Shareholders in 1994, 4 Class I directors are to be elected. Each of the nominees listed below was recommended by the Nominating Committee and approved by the Board of Directors. It is the intention of the persons named as proxies in the accompanying form of proxy, unless such authority is withheld, to vote for the election of each nominee set forth below. In order to be elected a Director, a nominee must receive a majority of the votes cast by the shares entitled to vote in the election at an Annual Meeting at which a quorum is present. The abstention or failure to vote shares present at an Annual Meeting and broker nonvotes do not have the effect of a vote "against" a nominee.

          Each nominee has consented to being named a nominee and has agreed to serve if elected. In case any nominee is not available for election for reasons not presently known to the Company, discretionary authority will be exercised by the proxies named in the enclosed form of proxy to vote for a substitute selected by the Board of Directors. Information regarding the nominees is set forth below.

                                             Principal Occupation and
       Name                     Age        Five-Year Employment History
       ----                     ---        ----------------------------

       Harold Cohen.............63    Vice-Chairman of the Board of Payless
       First elected a director:      from October 1988 until his retirement
       1985                           in December 1993; Chairman Emeritus of
                                      Somerville Lumber and Supply Co., Inc.
                                      ("Somerville") since December 1993;
                                      Chairman of the Board of Somerville from March 1991 to December 1993; Co-Chairman of the Board of Somerville from March 1987 to March 1991; and currently a Director of Somerset Savings Bank and Syratech Corp.

       Scott G. Fossel..........41    Vice President of Court Square Capital
       First elected a director:      Limited and Vice President of Citicorp
       1989                           Venture Capital Ltd., each an indirect
                                      wholly-owned subsidiary of Citicorp, since
                                      March 1986. Mr. Fossel is a member of the Audit Committee of Payless' Board of
                                      Directors.

       George Latimer...........58    Director, Office of Special Actions,
       First elected a director:      U. S. Department of Housing and Urban
       1993                           Development since July 1993; Specialist
                                      Consultant to the U.S. Department of
                                      Housing and Urban Development from
                                      February 1993 to July 1993;  Dean of
                                      Hamline University School of Law from
                                      January 1990 to February 1993; Mayor of
                                      St. Paul, Minnesota, from 1976 through
                                      1989; and currently a director of Digital
                                      Biometrics, Inc. and 13 closed-end mutual funds managed by Piper Capital Management, a wholly-owned subsidiary of Piper Jaffray
                                      Companies, Inc. Mr. Latimer is a member of the Audit Committee of Payless' Board of Directors.

       Susan M. Stanton.........45    President and Chief Operating Officer of
       First elected a director:      Payless since November 1993; Senior Vice
       1993                           President - Merchandising of Payless from
                                      October 1989 to November 1993; and
                                      Senior   Vice  President - Development/
                                      Administration of Payless from April 1988 to October 1989. Ms. Stanton is a member of the Nominating Committee of Payless'
                                      Board of Directors.

          Information regarding the 7 directors, who were previously elected and will continue to serve their terms, is set forth below.

                                                 Principal Occupation and
       Name                     Age            Five-Year Employment History
       ----                     ---            ----------------------------

       David Stanley............58    Chairman of the Board and Chief Executive
       First elected a director:      Officer of Payless since August 1986; and
       1969                           currently a director of Piper Jaffray
       Class III                      Companies Inc., Digi International, Inc.
                                      and Best Buy Co., Inc. Mr. Stanley is a member of the Nominating Committee of Payless' Board of Directors.

       Larry P. Kunz............59    Consultant of Payless since November 1993;
       First elected a director:      President and Chief Operating Officer
       1986                           of Payless from August 1986 to November
       Class II                       1993; and currently a director of Sprouse
                                      -Reitz Stores, Inc. and Chromcraft
                                      Revington, Inc.

       Gary D. Rose.............48    General Partner of The Goldman Sachs
       First elected a director:      Group, L.P., since December 1989;
       1985                           and General Partner of Goldman Sachs
       Class II                       & Co. ("Goldman Sachs") since November
                                      1984.  Mr. Rose is Chairman of the
                                      Compensation Committee and a member of the Nominating Committee of Payless' Board of
                                      Directors.

       Wayne B. Lyon............61    President and Chief Operating Officer
       First elected a director:      of Masco Corporation ("Masco") since
       1988                           August 1985; and  currently a director
       Class III                      of Masco,   Comerica, Incorporated, and
                                      Formica Corporation. Mr. Lyon is Chairman of the Audit Committee and a member of Compensation and Nominating Committees of
                                      Payless' Board of Directors.

       Ralph Strangis...........57    Member of the law firm of Kaplan,
       First elected a director:      Strangis and Kaplan, P.A. for more than
       1983 (to 1988);                five years; and currently a director
       1993                           of National Presto Industries, Inc.,
       Class III                      UAL Corporation, Life USA Holding, Inc.,
                                      Damark International, Inc. and TCF
                                      Financial Corporation.  Mr. Strangis is
                                      the Chairman of the Nominating Committee and a member of the Compensation Committee of Payless' Board of Directors.

       John H. Weitnauer, Jr....67    Chairman and Chief Executive Officer of
       First elected a director:      Richway, a mass merchandising division
       1993                           of Federated Department Stores, Inc. from
       Class II                       1980 until his retirement in 1986; and
                                      currently a director of John H. Harland
                                      Co., and  Goody's  Family  Clothing,  Inc.
                                      Mr. Weitnauer is a member of the Audit
                                      Committee and Compensation Committee of
                                      Payless' Board of Directors.

       William A. Hall..........48    Assistant to the Chairman of Hallmark
       First elected a director:      Cards, Inc. for more than five years;
       1993                           and currently a director of AgriStar, Inc.
       Class II                       and Mercantile Bank Corporation. Mr. Hall
                                      is a member of the Audit Committee of
                                      Payless' Board of Directors.

     During 1993, there were 6 regular meetings and 2 special meetings of the Board of Directors. During 1993, each director who served the entire year attended more than 75% of all meetings of the Board of Directors and of the Committees on which he served and each Director elected within the year attended more than 75% of all meetings of the Board of Directors and of the Committees on which he or she served subsequent to his or her election. In addition to attending Board of Directors and Committee meetings during the year, the directors conferred with officers regarding corporate matters and reviewed material submitted by management to the Board of Directors and Committees for consideration and action.

COMMITTEES OF THE BOARD

      The Board has 3 standing committees.  Their functions are described below:

      AUDIT - The Audit Committee monitors and reviews the adequacy of financial, operating and system controls, financial reporting, compliance with legal, ethical and regulatory requirements, and the performance of the external and internal auditors, serving as the conduit for communication between the Board of Directors and external and internal auditors. Additionally, the Audit Committee recommends to the Board of Directors the independent public accountants to conduct the annual examination of financial statements, and reviews the proposed scope and fees of the examination, as well as its results, and any significant, non-audit services and fees. The Audit Committee met 2 times during 1993. Members of the Audit Committee are Wayne B. Lyon, Chairman; Scott G. Fossel; George Latimer; John H. Weitnauer, Jr.; and William A. Hall.

      COMPENSATION - The Compensation Committee reviews the compensation (wages, salaries, supplemental compensation and benefits) of the employees of the Company, including approval of compensation and benefit policies, approval of direct and indirect officer compensation, administration of stock programs, and oversight of the Company's executive development plan, and makes recommendations to the Board of Directors regarding compensation and benefits for directors.
The Compensation Committee met 8 times during 1993. Members of the Compensation Committee are Gary D. Rose, Chairman; Wayne B. Lyon; Ralph Strangis; and John H. Weitnauer, Jr.

      NOMINATING - The Nominating Committee reviews the size, composition and effectiveness of the Board of Directors, including retention, tenure and retirement policies, criteria for selection of nominees to the Board of Directors, qualifications of candidates, membership and structure of Board Committees, and developments in corporate governance generally. The Nominating Committee met 2 times during 1993. Members of the Nominating Committee are Ralph Strangis, Chairman; David Stanley; Susan M. Stanton; Gary D. Rose; and Wayne B. Lyon.

COMPENSATION OF DIRECTORS

      The Company pays each non-employee director (i) an annual directors' fee of $25,000, payable quarterly, (ii) $1,000 for each meeting of the Board of Directors attended by the director and (iii) $1,000 for each Committee meeting attended by the director on days when the Board of Directors as a whole is not meeting. Committee chairmen are paid an additional annual fee of $1,500.

      The Company has also adopted the Payless Cashways Director Option Plan for non-employee directors (the "Director Option Plan"), for the purpose of attracting and retaining outstanding individuals as directors and to provide them with an equity interest in the Company. Participants consist solely of the members of the Company's Board of Directors who are not full-time employees of the Company or its subsidiaries. Under the Director Option Plan, which has a term of not more than 10 years, each non-employee director is granted an option of $100,000 worth of the Company's Common Stock, valued on the date on which the director is first elected, for an aggregate exercise price of $100,000. In addition, each non-employee director will be granted an option to purchase 1,000 shares of Common Stock on the date immediately following the Company's Annual Meeting so long as such non-employee director continues to serve on the Company's Board of Directors. The exercise price for the annual options will be the fair market value of the Company's Common Stock on the date of grant. Options granted under the Director Option Plan may be exercised six months and one day after the grant date and expire on the earlier of (a) 10 years after the date of grant, or (b) 1 year after the date on which the director ceases to be a member of the Company's

Board of Directors. An aggregate of 350,000 shares of Common Stock are reserved for issuance under the Director Option Plan, which number is subject to adjustment i) automatically if the Company issues shares of Common Stock without consideration and ii) by the Board of Directors if other equitable adjustments are deemed appropriate after changes in the Common Stock resulting from reorganization, sale, merger, consolidation or similar occurrence.

      The Director Option Plan is administered by the Board of Directors of the Company which has the authority to amend the plan, terminate the plan, interpret the plan, prescribe, amend and rescind rules and regulations relating thereto, and make all other determinations necessary or advisable for the administration of the plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      Members of the Compensation Committee of the Company's Board of Directors during 1993 were: Gary D. Rose, Chairman; Wayne B. Lyon; John H. Weitnauer, Jr.; and Ralph Strangis. The law firm of Kaplan, Strangis and Kaplan, P.A., of which Mr. Strangis is a member, was retained by and rendered services to the Company in 1993, for an amount which was not greater than 5% of the Company's or the firm's annual gross revenues. The firm has also been retained by and will render services to the Company in 1994. Mr. Rose is a general partner of Goldman Sachs. During 1993, Payless retained Goldman Sachs for investment banking services on customary terms and paid customary fees for those services, the amount of which was not greater than 5% of the Company's or Goldman Sachs' annual gross revenues. Goldman Sachs will also render investment services to the Company in 1994. Mr. Lyon is President and Chief Operating Officer of Masco. In 1988, Payless entered into a Supply Agreement with Masco, as a preferred supplier for certain products. The Supply Agreement expires on December 31, 1995 but will be automatically extended for a one-year period for each succeeding year after December 31, 1995, unless sooner terminated by either party by written notice to the other party delivered at least 180 days prior to the end of each succeeding year. During 1993, Payless' purchases from Masco were not greater than 5% of either Payless' or Masco's annual gross revenues. Payless will make purchases from Masco in 1994. Payless believes that the terms and conditions of its relationships with each of Kaplan, Strangis and Kaplan, P.A., Goldman Sachs and Masco are as favorable as those that could have been obtained from arm's-length negotiations with unassociated third parties.

PERFORMANCE GRAPH

      The graph set forth below compares the percentage change in cumulative shareholder return of the Company's Common Stock, from March 9, 1993 (the date the Company commenced its initial public offering of Common Stock) to November 27, 1993 (the Company's fiscal year end), against the cumulative return of the Standard and Poor's Composite 500 Stock Index ("S&P 500") and the Standard and Poor's Specialty Retail Index ("S&P Retail Index") covering the same time period. The graph is based on $100 invested on March 9, 1993, in the Company's Common Stock, the S&P 500 and the S&P Retail Index, each assuming dividend reinvestment. The historical stock price performance shown on this graph is not necessarily indicative of future performance.


Measurement Period
(03/10/93 and 11/30/93)     S&P 500     S&P Retail     Payless

       03/10/93             100.00        100.00        100.00
       11/30/93             102.94        105.66         92.27

      At November 27, 1993, the value of $100 invested on March 9, 1993 was $92.27 for the Company, $105.66 for the S&P Retail Index and $102.94 for S&P 500.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      The Compensation Committee of the Board of Directors is composed entirely of directors who are not executive officers of the Company. The Committee is responsible for establishing and administering the policies which govern the compensation program for executive officers of the Company, including cash compensation, stock plans and all other benefit programs.

      The Compensation Committee believes that it is in the best interest of the shareholders of the Company to attract, retain and motivate top quality management personnel, especially its executive officers, by offering a competitive compensation package that establishes a relationship between executive pay and shareholder value.

      The Committee reviews its executive officer compensation practices each year and regularly retains an independent, executive compensation consulting firm. Every two or three years, the Committee engages the firm to conduct a formal study to determine whether the Company's compensation program is competitive with executive compensation programs of comparable companies (including building supply companies, similarly-sized companies, other retail companies, and highly leveraged companies, one company of which is included in the S&P Retail Index) and national industry data obtained from national compensation surveys in which the Company annually participates, including an annual retail compensation study published by the executive compensation consulting firm. In years in which a formal study is not completed, the prior study is updated based on a survey of retail compensation trends published by the executive compensation consulting firm, published wage and salary surveys, and inflation indices. The Committee annually reviews the performance of all executive officers of the Company and approves base annual salary, bonus opportunity and stock incentives, if any.

      The Committee administers an executive compensation program which has been designed to achieve the objectives described above. It consists of three basic elements: annual base salary, annual incentive opportunity and long-term incentive awards.

ANNUAL BASE SALARY

      The Compensation Committee believes that annual base salaries for the Company's executives should be maintained at levels which are competitive with salaries at comparable companies. As a result, the Committee has established a policy to set annual base salaries at approximately the 50th percentile of annual base salaries for executives in similar positions at comparable companies. Prior to the beginning of each fiscal year, the Committee reviews the base salaries and performance of executive officers, compares base salaries against the comparable companies and determines base pay adjustments, as appropriate. The performance criteria used by the Compensation Committee includes reporting responsibilities of each officer and corporate performance in terms of the Company's sales, income, operations, expansion and similar factors. The Compensation Committee does not employ any specific weighting of the performance criteria and application of the criteria is also dependent upon the position of the particular officer. When the Company entered into the employment agreements with executive officers (discussed following the Summary Compensation Table), the base annual salaries under the agreements were established consistent with this criteria.

ANNUAL INCENTIVE CASH BONUS

      Annual incentive bonus opportunities are established by the Committee and predicated upon the Company's annual performance measured by attainment of established levels of earnings before interest, taxes and depreciation ("EBITD"). Eligible employees, including executive officers, are entitled to receive 100% of their incentive targets only if the Company achieves 100% of the EBITD target. Based on the Company's payout schedule, participants may receive 50% of their target incentive for attainment of 90% of the EBITD target, and as much as 150% of the incentive target for attainment of 110% of the EBITD target. No incentives are paid if the Company fails to achieve a minimum of 90% of the EBITD target. Incentive levels are set for eligible employees, including executive officers, based on salary grade. Total cash compensation (base salary plus annual incentive) for executive officers is intended to exceed the Company's established competitive levels (50th percentile of base salaries and incentives for executives in similar positions at comparable companies) when superior performance levels are achieved, i.e., performance which exceeds 100% EBITD. For the purpose of determining the achievement of the performance levels, the

Committee has the authority in its discretion to adjust the actual EBITD results to eliminate or reduce the effect of unanticipated or non-recurring charges, events or transactions such as special financing expenses or restructuring charges which were not taken into account in determining the EBITD target and which the Committee believes should be eliminated or reduced to reflect the ongoing performance of the Company. For 1993, eligible employees, including the executive officers, were paid bonuses at 75% of the bonus target, based on attainment of 95% of the EBITD target, even though the actual EBITD was slightly below that level because the Committee reduced in part the effect on actual EBITD of a non-recurring, fourth quarter special charge related to a store management reorganization.

LONG-TERM STOCK INCENTIVE PROGRAM

      The Committee believes that it is essential for management employees, especially executive officers, to own significant amounts of Common Stock, thereby aligning the long-term interests of management with those of shareholders. The long-term stock incentive program is also intended to provide a means of attracting and retaining outstanding individuals as management employees and executive officers of the Company.

      Long-term stock incentives are awarded pursuant to the Payless Cashways 1992 Incentive Stock Program, which was approved by the Company's shareholders in July 1992. In June 1993, with the advice of the Company's independent executive compensation consulting firm, the Committee adopted incentive stock program guidelines, which provide for annual grants of stock options to approximately 1,300 management employees, including the executive officers, and annual restricted stock awards to officers of the Company. It is anticipated that stock option grants will be made annually during the four-year period 1993-1996 and that restricted stock awards will be made annually during the five-year period 1994-1998. One objective of the program and the guidelines is to provide each executive employee with significant value in the Company's Common Stock, based on a projected stock price at the end of the grant program in relation to the employee's expected, aggregate cash compensation during the term of the program.

      Stock option grants are the main element of the Company's long-term stock incentive program. With respect to stock option grants to participating executive officers, the program and the guidelines are intended to provide the opportunity to obtain Common Stock, from annual option grants during 1993-1996, having a value (based on a targeted stock price) approximately equal to 50% of their expected, aggregate cash compensation during the five-year period 1993-1997. The targeted stock price is calculated based upon a projection of future net income and, therefore, earnings per share. This is combined with a projected increase in the Company's stock price-to-earnings multiple from its level in 1993 to a projected level of the S&P 500 in the year 2000. Stock option incentives are also intended to be provided to all the other participating management employees (except those reporting to a store director or store manager), having a value (based on a targeted stock price) approximately equal to 12% to 40%, depending upon management level, of aggregate cash compensation expected during the 1993-1997 period. A stock option incentive for an equivalent, smaller number of shares, not related to compensation, is also expected to be granted to each participating management employee reporting to a store director or store manager. The Committee will review the program guidelines for stock options annually and may make adjustments determined to be necessary to meet the long-term objectives of the program. The annual stock option grants are subject to the discretion of the Committee.

      In June 1993, pursuant to the program guidelines, the Committee granted to each eligible employee, including executive officers, 40% of their allocated portion of the shares subject to stock options under the program. In each of June 1994, 1995, and 1996, the Committee expects to grant 20% of the shares subject to stock options under the program to each eligible employee, including executive officers. The exercise price of the option grants will be 100% of fair market value of the Common Stock on the date of grant. Stock options are generally subject to a four-year vesting schedule from the date of grant, with 25% of the grant vesting on each of the four anniversaries of the grant date.

      Restricted stock awards comprise the remaining part of the long-term stock incentive program. Each officer of the Company will have the opportunity to receive an annual restricted stock award during the period 1994-1998 based on the extent of achievement of the previous year's specified EBITD target and actual, annual incentive cash bonus paid as discussed in the previous section of this Report. The maximum number of restricted shares to be available annually to the officers under the program equals the aggregate annual incentive cash bonuses earned by the officers for the preceding year divided by the targeted stock price (as defined above). The Committee determines whether awards will be made to the officers from the annual pool of restricted stock and allocates the awards among the executive officers in its sole discretion. The factors which the Committee considers in making allocations include the performance of each individual officer in his or her position and their contribution to the performance of the Company in terms of sales, income, operations, expansion and similar factors. The Compensation Committee does not employ any specific weighting of the performance criteria and application of the criteria is also dependent upon the position of the particular officer.

      In addition, in 1993, the Committee granted options under the 1992 Incentive Stock Program to three executive officers, including two executive officers named in the Summary Compensation Table, in connection with entering into new employment agreements with them as incentives for the executives to remain with the Company. Also, the Committee considers the grant of additional options when an officer is promoted, to reflect the additional contribution which the executive can have to the Company's performance in his or her new position and the amount of options which have historically been provided to an officer in such a position. These grants are described in the last two paragraphs under "Compensation of Other Named Officers" in this Report.

CHIEF EXECUTIVE OFFICER COMPENSATION

      The Compensation Committee determines Mr. Stanley's compensation as Chief Executive Officer using the criteria described above. Based on performance relating to (i) the Company's income, sales, operations, expansion and similar factors, (ii) management of the strategic direction of the Company, (iii) development of senior executives (which performance criteria are not subject to any specific weighting by the Compensation Committee) and the 50th percentile of annual base salaries for executives in similar positions at comparable companies, the Committee determined that Mr. Stanley's annual base salary should be increased to $600,000 for 1993 from $565,000 in 1992. In addition, Mr. Stanley received an annual incentive cash bonus of $180,000 for 1993 under the annual incentive cash bonus plan, described above. The Committee also awarded Mr. Stanley a non-qualified stock option on 35,200 shares in June 1993 as the first annual stock option grant under the long-term stock incentive program described above. These compensation elements for 1993 are reflected in the "Summary Compensation Table". On February 17, 1994, the Committee awarded Mr. Stanley 5,000 shares of restricted stock pursuant to the stock program.

COMPENSATION FOR THE OTHER NAMED OFFICERS

      Certain other executive officers, named in the Summary Compensation Table, received base salary increases which were consistent with the Committee's objective of maintaining annual base salaries at approximately the 50th percentile of annual base salaries for executives in similar positions at comparable companies. Mr. Kunz's annual base salary for 1993 was increased to $455,000 in 1993 from $425,000 in 1992. The annual base salaries for Ms. Stanton and Mr. Butler were increased to $240,000 for 1993 from $225,000 for 1992. In addition, the other named executive officers received bonuses under the annual incentive cash bonus plan at 75% of the bonus opportunity based on the adjusted EBITD target, described above. The cash bonuses awarded for 1993 were $136,500 for Mr. Kunz, $127,500 for Mr. Cohen, $59,400 for Ms. Stanton and $59,400 for Mr. Butler. As the first annual grant under the long-term stock incentive program, the following non-qualified stock options were granted to the other named executives: 26,400 shares to Mr. Kunz; 12,450 shares to Ms. Stanton; and 12,450 shares to Mr. Butler. These compensation elements for 1993 are reflected in the "Summary Compensation Table." On February 17, 1994, the Committee awarded 3,900 shares to Ms. Stanton and 2,400 shares to Mr. Butler of restricted stock pursuant to the stock program.

      In January 1993, the Company entered into employment agreements with three executive officers, including Ms. Stanton and Mr. Butler, as a result of the Committee's belief that it was in the Company's best interests to retain and motivate these executives and to recognize their special contributions to the Company. As partial consideration, Ms. Stanton and Mr. Butler were each granted stock options on 25,000 shares at $12 per share, which options vest as follows:
2,500 shares on March 1, 1994; 5,000 shares on March 1, 1995; 7,500 shares on March 1, 1996; and 10,000 shares on March 1, 1997. For a description of the employment agreements, see the discussion following the "Summary Compensation Table".

      At the beginning of fiscal year 1994, Ms. Stanton succeeded Mr. Kunz as President and Chief Operating Officer of the Company. Consistent with the Committee's policy of establishing base annual salary and awarding incentive compensation based upon the executive's position, Ms. Stanton's annual base salary was increased to $400,000 and she received a stock option award for 13,950 additional shares of Common Stock at $14.375 per share, with the following vesting schedule: 3,487 shares on December 15, 1994; 3,487 shares on December 15, 1995; 3,488 shares on December 15, 1996; and 3,488 shares on December 15, 1997.

OTHER INFORMATION

      Regulations under Section 162(m) of the Internal Revenue Code, regarding the annual deduction limitation of $1 million on the compensation of certain executive officers of publicly held corporations, do not apply to the 1994 fiscal year of the Company which began prior to January 1, 1994. During this year, however, the Compensation Committee will review compensation policies, plans and arrangements to determine whether any proposals should be submitted to shareholders for approval at the Annual Meeting of Shareholders in 1995.


The Compensation Committee:

                 Gary D. Rose - Chairman
                 Wayne B. Lyon
                 Ralph Strangis
                 John H. Weitnauer, Jr.

SUMMARY COMPENSATION TABLE

      The following table details the compensation of the Company's named executive officers who held the positions listed during each of the last three, completed fiscal years:


                                          ANNUAL COMPENSATION                       LONG TERM COMPENSATION
                                    ------------------------------                  ----------------------

                                                                                             Awards
                                                                                       -----------------

       (a)                    (b)     (c)          (d)            (e)                  (f)               (g)           (i)

Name and                                                     Other Annual         Restricted           Options/   All Other
Principal Position          Year  Salary ($)(1)  Bonus ($)   Compensation ($)(2)  Stock Awards ($)(3)   SARs(#)  Compensation ($)(4)
- ------------------          ----  -------------  ---------   -------------------  -------------------  --------  -------------------

David Stanley -             1993    600,000      180,000         10,262                  --             35,200             --
  Chairman of the Board &   1992    565,000      226,000         72,027                  --             33,496          3,326
  Chief Executive Officer   1991    585,192      226,000          3,216                  --              4,915          3,230


 Larry P. Kunz -            1993    490,000      136,500             --                  --             56,400             --
   President,               1992    425,000      170,000         47,878                  --             16,247          3,326
   Chief Operating Officer  1991    421,923      160,000             --                  --              3,440          3,159
   and Director


Harold Cohen -              1993    425,000      127,500         26,514                  --                  --            --
  Vice-Chairman of the      1992    425,000      170,000         62,641                  --              10,827            --
  Board; and Chairman of    1991    400,000      160,000         10,764                  --               2,458            --
  the Board of Somerville


Susan M. Stanton -          1993    240,000       59,400          6,897                  --              37,450            --
  Senior Vice President -   1992    225,000       89,250         86,622                  --               8,326         3,326
  Merchandising             1991    211,250       67,375          2,144                  --               2,293         3,102


Ronald H. Butler -          1993    244,615       59,400             --                  --              37,450         7,139
  Senior Vice President -   1992    225,000       74,250         22,166                  --               3,300        20,082
  Store Operations          1991     38,942       35,000             --              50,000              22,000         5,178


(1)  Salaries for 1991 reflect a 53-week fiscal year versus a 52-week year for 1992 and 1993.  Mr. Kunz's 1993 salary includes base annual salary of $455,000 plus $35,000 cash in lieu of vacation.  Mr. Butler's 1993 salary includes base annual salary of
     $240,000 plus $4,615 cash in lieu of vacation.

(2)  For 1993 other annual compensation includes above-market interest earnings under the Wealth-Op Deferred Compensation Plan:
     $10,262 for Mr. Stanley, $26,514 for Mr. Cohen and $6,897 for Ms. Stanton.

     For 1992 other annual compensation includes tax reimbursement related to restricted stock vesting:  $66,579 for Mr. Stanley,
     $47,878 for Mr. Kunz, $47,469 for Mr. Cohen, $82,869 for Ms. Stanton and $22,166 for Mr. Butler.   Above-market interest
     earnings under the Wealth-Op Deferred Compensation Plan were  $5,448 for Mr. Stanley,  $15,172 for Mr. Cohen and $3,753 for Ms.
     Stanton.

     For 1991 other annual compensation includes above-market interest earnings under the Wealth-Op Deferred Compensation Plan:
     $3,216 for Mr. Stanley, $10,764 for Mr. Cohen and $2,144 for Ms. Stanton.

     The Wealth-Op Deferred Compensation Plan is a non-qualified deferred compensation plan which allows certain employees to elect to defer compensation for a period of four or eight years.  The Plan provides for interest to be credited to deferred amounts at a bench-mark rate established in the Plan.  Mr. Stanley deferred compensation into the Plan during 1993 in the amount of $2,999.05.  None of the other named officers deferred compensation under the Plan in 1993.


(3)  There was no established trading market for Payless' Common Stock prior to March 15, 1993.  Therefore, the most recent fair market value for Common Stock (as of May 25, 1991) as determined by an independent investment banking firm was used for 1991 grants.  This valuation was made according to the terms of a Shareholders' Agreement, dated August 1988, among the Company and its then-existing shareholders, and, as such, did not take into consideration any transfer restrictions contained in such agreement.  Mr. Butler's 1991 restricted stock grant vested in October 1992.

     Dividends will be payable on the shares if and to the extent paid on Payless' Common Stock generally.   None of the listed
     individuals held restricted stock at the end of 1993.

(4)  Other compensation for 1993 consists of a $7,139 trip award for Mr. Butler.  Employee Savings Plan contributions for Mr.
     Stanley, Mr. Kunz, Ms. Stanton and Mr. Butler have not yet been determined for 1993.


     David Stanley, Susan M. Stanton and Ronald H. Butler (the "Executives") have entered into employment agreements (the "Employment Agreements") with Payless. The term of the Employment Agreement for Mr. Stanley expires on December 1, 1995 and for each of Ms. Stanton and Mr. Butler on March 1, 1997, including a 1-year extension period which is automatic unless either the Executive or Payless gives prior notice of non-renewal. Upon an Executive's termination of employment by Payless "without cause" or by the Executive for "cause" (as such terms are defined in the respective Employment Agreements), the Executive will be entitled to receive (i) base salary regardless of death or disability of the Executive until the scheduled expiration date of the Employment Agreement, (ii) unpaid Incentive Compensation (as defined in the Employment Agreement) for any previous year and the average of the Executive's Incentive Compensation during the 2 years immediately preceding the year in which the Executive is terminated, multiplied by a fraction, the numerator of which is the number of months remaining in the Employment Agreement after the end of the year for which the Executive's Incentive Compensation has been determined and the denominator of which is 12, (iii) continuation of substantially similar health, life and disability insurance to that which the Executive had been receiving immediately prior to termination for a period equal to the longer of the Executive's Employment Agreement and the period during which the Executive otherwise would have received such benefits at Payless' expense, and (iv) benefits under each of Payless' pension plan and Payless' Supplemental Retirement Plan (defined below), at the time the Executive reaches (or would have reached) the earliest retirement age in effect as of the date of the Executive's Employment Agreement under each such plan in effect immediately prior to the date of termination in the case of Mr. Stanley or, in the case of Ms. Stanton or Mr. Butler, benefits under such plans will be computed as if the Executive's employment continued through the term of her or his Employment Agreement. Also, under Mr. Stanley's Employment Agreement, all options granted pursuant to the 1988 Payless Cashways, Inc. Employee Stock Plan shall remain exercisable during the Executive's lifetime until their normal expiration date (without regard to termination) or, if the Executive dies before such normal expiration date, then until the earlier of such normal expiration date or the date which is one year after death; and, under Ms. Stanton's and Mr. Butler's Employment Agreements, all options and restricted stock grants shall continue to vest and be exercisable in accordance with their respective terms as if the Executive continued to be employed until the scheduled expiration date of the Employment Agreement (regardless of the death or disability of the Executive subsequent to the date of termination of employment) and, from March 1, 1997 to April 30, 1997, each Executive shall be entitled to put to the Company, for $4.00 per share, all or any unexercised portion of the option granted pursuant to the Employment Agreements, upon the occurrence of certain events including employment on March 1, 1997 and the termination of employment prior to March 1, 1997. In addition, the Employment Agreements for Mr. Stanley, Ms. Stanton and Mr. Butler permit the Executive to terminate her or his employment within a specified period immediately following the first anniversary of a "Change of Control" (as defined in their respective Employment Agreements) and receive the same benefits as a termination by the Company without cause as described above; provided, however, that all of Mr. Stanley's stock options and restricted stock grants shall continue to vest or be earned and be exercisable in accordance with their respective terms as if the Executive continued to be employed until the scheduled expiration of Mr. Stanley's Employment Agreement (regardless of death or disability of the Executive subsequent to the date of termination of employment), and further provided that, in the event that any payment or benefit to be received as a result of termination following a Change of Control would constitute a

"parachute payment" within the meaning of Section 280G (or any similar or successor provision) of the Internal Revenue Code of 1986, as amended (the "Code"), and would be subject to excise tax pursuant to Section 4999 of the Code, such payment or benefit shall be reduced so that no portion thereof would be subject to excise tax.

     During 1993, Larry P. Kunz was party to an employment agreement with Payless, the terms of which were the same as those described above for the Employment Agreement of Mr. Stanley. On September 22, 1993, Mr. Kunz entered into an employment agreement (the "1993 Agreement") which replaced the prior employment agreement. The term of the 1993 Agreement commenced on December 1, 1993 and will continue through December 1, 1995. The 1993 Agreement provides that, upon Mr. Kunz's termination by the Company "without cause" or by him for "cause", Mr. Kunz will be entitled to receive (i) Base Salary and incentive compensation (as provided in the 1993 Agreement) regardless of his death or disability until the scheduled expiration date of the 1993 Agreement; (ii) continuation of substantially similar health, life and disability insurance, which Mr. Kunz was receiving or entitled to receive immediately prior to the date of termination, until December 1, 1995 or the period during which Mr. Kunz otherwise would have received such benefits at Payless' expense, whichever is longer; and (iii) benefits under Payless' pension plans as if Mr. Kunz continued to be employed through December 1, 1995. Also, Restricted Stock and Stock Options grants previously granted to Mr. Kunz will continue to vest under the terms of the various grant agreements until December 1, 1995. Mr. Kunz was vested under the Supplemental Retirement Plan effective November 30, 1993.

     During 1993, Harold Cohen was party to an employment agreement with Payless, the terms of which were the same as those described above for the Employment Agreement of Mr. Stanley. On November 14, 1993, Mr. Cohen executed an agreement with the Company and Somerville providing for his retirement from Somerville and the Company, effective December 31, 1993, and terminating his prior employment agreement. Pursuant to the agreement, Mr. Cohen will receive
(i) health insurance benefits to which he had been entitled (including dependent coverage) from January 1, 1994 to April 30, 1996 and (ii) a gross dollar amount sufficient to net the amount of Payless' or Somerville's share of the annual premiums for health insurance coverage in 1994, 1995 and through April 30, 1996. Also, all vested and exercisable Stock Options remain exercisable through February 28, 1996. Pursuant to his retirement, Mr. Cohen resigned as Vice Chairman of the Board of Directors and an officer of the Company and also as Chairman of the Board of Directors and an officer of Somerville. Effective December 31, 1993, Mr. Cohen was elected Chairman Emeritus of Somerville.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                    Potential Realizable Value at
                                                                                    Assumed Annual Rates of
                                                                                    Stock Price Appreciation
                            Individual Grants                                       for Option Term
                 ----------------------------------------------------------------------------------------------------
     (a)              (b)                    (c)                  (d)                 (e)            (f)      (g)

                                    % of Total Options/
                    Options           SARs Granted to      Exercise or Base        Expiration
     Name          Granted (#)(1)      Employees in FY      Price ($/share)(2)         Date         5% ($)   10% ($)
- ---------------    --------------   ------------------     -------------------     ----------       ------   -------

David Stanley          35,200              2.4%                  12.25              06/23/03       271,744   685,696

Larry P. Kunz          30,000              2.1%                  12.00              02/08/03       226,800   572,400
                       26,400              1.8%                  12.25              06/23/03       203,808   514,272

Harold Cohen               --                --                     --                    --            --        --

Susan M. Stanton       25,000              1.7%                  12.00              02/08/03       189,000   477,000
                       12,450              0.9%                  12.25              06/23/03        96,114   242,526

Ronald H. Butler       25,000              1.7%                  12.00              02/08/03       189,000   477,000
                       12,450              0.9%                  12.25              06/23/03        96,114   242,526


(1)  All options are rights to buy Common Stock of the Company.  The 30,000 options granted to Mr. Kunz are subject to a three-year vesting schedule from December 1, 1993, with 20%, 30% and 50%, respectively, of the grant vesting on each of the three vesting dates.  The 25,000 options granted to Ms. Stanton and Mr. Butler are subject to a four-year vesting schedule from March 1,
     1993, with 10%, 20%, 30% and 40%, respectively, of the grant vesting on each of March 1, 1994, 1995, 1996 and 1997.  The other options listed are subject to a four-year vesting schedule from the date of grant (June 23, 1993), with 25% of the grant vesting on each of the four anniversaries of the grant date.  Other aspects of the Plan are described in the section entitled
     "Plans Maintained by the Company".

(2)  Before March 15, 1993, there was no established trading market for Payless' Common Stock.  The $12.00 Exercise Price represented the fair market value for Common Stock as determined by the Compensation Committee after consultation with investment banking advisors to the Company.  The $12.25 Exercise Price is equal to the fair market value of the Company's
     Common Stock on the  date of grant.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION/SAR VALUES


               Number of Unexercised Options/  Value of Unexercised In-the-Money
               SARs at FY-End (#)              Options/SARs at FY-End ($)
      (a)                (d)                               (e)
     Name        Exercisable/Unexercisable        Exercisable/Unexercisable
- ---------------  ------------------------         -------------------------

David Stanley           256,805/                      $1,765,616/
                         35,200                           39,776

Larry P. Kunz           124,564/                         690,310/
                         56,400                           71,232

Harold Cohen             83,008/                      $  434,109/
                              0                               --

Susan M. Stanton         63,836/                      $  264,307/
                         37,450                           48,569

Ronald H. Butler         25,300/                      $   78,914/
                         37,450                           48,569

No options were exercised in 1993 by the above-named individuals.

RETIREMENT PROGRAM

PENSION BENEFITS

    Payless maintains a non-qualified supplemental pension plan for executive officers, the Payless Supplemental Retirement Plan (the "Supplemental Retirement Plan"), which provides benefits that would otherwise be denied participants in the Retirement Plan (defined below) by reason of certain Internal Revenue Code limitations on qualified plan benefits. Mr. Stanley, Mr. Kunz, Mr. Cohen, Ms. Stanton and Mr. Butler are participants in the Supplemental Retirement Plan.
The estimated annual benefits payable under both the Retirement Plan and the Supplemental Retirement Plan, based on 10 years or more of credited service and at different levels of remuneration, are as follows:


                                           Annual Benefits
                                         Exclusive of Social
                                          Security Benefits
                Annual                   (for participants
             Pre-Retirement               with 10 or more
               Earnings                   years of service
             --------------              ------------------

               $  100,000                    $ 39,234
                  125,000                      51,734
                  150,000                      64,284
                  175,000                      76,734
                  200,000                      89,284
                  225,000                     101,734
                  250,000                     114,284
                  300,000                     139,284
                  350,000                     164,284
                  400,000                     189,284
                  450,000                     214,284
                  500,000                     239,284
                  550,000                     264,284
                  600,000                     289,284
                  650,000                     314,284
                  700,000                     339,284
                  750,000                     364,284
                  800,000                     389,284
                  850,000                     414,284
                  900,000                     439,284
                  950,000                     464,284
                1,000,000                     489,284

      The remuneration covered by the Supplemental Retirement Plan is the final 5-year average total cash remuneration, including salary, bonus (both as reported in the Summary Compensation Table) and other cash amounts which would have been reported on Treasury Form W-2. As of the end of the last fiscal year, years of service credited pursuant to the Supplemental Retirement Plan are as follows: Mr. Stanley 13, Mr. Kunz 10, Mr. Cohen 10, Ms. Stanton 8 and Mr. Butler 2.

      The Payless Cashways Amended Retirement Plan ("Retirement Plan") is a defined benefit plan under which the annual pension benefits payable to employees, including officers, upon social security retirement age are based upon both service credit prior to December 1, 1989, and service after December 1, 1989. The normal retirement benefit for service prior to December 1, 1989, is the greater of the 1) product of (i) 1.25% of average compensation (the average for the five calendar years ending December 31, 1983), plus .9% of that average annual compensation in excess of the individual's "covered compensation" (a particular dollar amount which increases depending on the year of birth to 1950), multiplied by (ii) the number of years and fractional years of benefit service prior to December 1, 1983, or 2) the product of (i) 1% of average annual compensation (the average for calendar years 1986, 1987 and 1988), plus .5% of that average annual compensation in excess of the individual's "covered compensation" (a particular dollar amount which increases depending on the year of birth to 1950), multiplied by (ii) the number of years of benefit service prior to December 1, 1989. The normal retirement benefit for each year and fractional year of benefit service subsequent to December 1, 1989, is the sum (a) 1% of annual compensation for the year, plus (b) an additional .5% of annual compensation in excess of the "covered compensation" for the year. Benefits from the Retirement Plan are included in the annual benefits listed in the table above.

      As of the end of the last fiscal year, years of service credited pursuant to the Retirement Plan are as follows: Mr. Stanley 14, Mr. Kunz 10, Ms. Stanton 11 and Mr. Butler 2. Benefits shown are computed as a straight single life annuity beginning at age 62 and have been reduced for Social Security benefits.

      Somerville also maintains a retirement plan (the "Somerville Plan"), of which Mr. Cohen is a participant. The estimated annual benefits under the Somerville Plan payable upon retirement at various years of credited service and at different levels of remuneration are as follows:

                      Years of Credited Service at Retirement
                     ------------------------------------------
 Remuneration        15       20        25        30         35
 ------------        ------------------------------------------

  $150,000        $18,847   $25,130   $31,413   $37,696    $43,978
   175,000         22,072    29,429    36,787    44,144     51,501
   200,000         25,298    33,730    42,163    50,596     59,028
   225,000         28,523    38,030    47,538    57,046     66,553
   250,000*        29,917    39,893    49,866    59,839     69,812


*Section 401(a)(17) of the Internal Revenue Code of 1986, as amended, limits the amount of compensation that can be considered in computing benefits under a qualified retirement plan. For 1993, the maximum amount of compensation allowed for use in calculating an individual's pension benefit is $235,840. This limit may be raised in the future by annual cost-of-living adjustments determined by the U.S. Secretary of the Treasury.

      Mr. Cohen has elected not to accrue benefits in the Somerville Plan since 1982, when he had accrued a benefit under the Somerville Plan at a remuneration level of $209,000. Mr. Cohen is credited with 29 years of service under the Somerville Plan as of the end of the last fiscal year. Benefits shown are computed upon a basis of a lifetime only annuity with 10 years certain and are not subject to any reduction for Social Security benefits.

PLANS MAINTAINED BY THE COMPANY

      The Company has granted stock incentives to employees under two stock plans and to directors under the Director Option Plan. The following is provided for information only, pursuant to regulations of the Securities and Exchange Commission.

1988 PAYLESS CASHWAYS, INC. EMPLOYEE STOCK PLAN

      The 1988 Payless Cashways, Inc. Employee Stock Plan (the "Plan") was adopted by the Board of Directors and approved by the Company's shareholders in August 1988. The Plan was established to provide employees responsible for the future growth and continued success of the Company with an opportunity to participate in the appreciation in the value of the Company's stock, as an incentive to work for and contribute to such appreciation through the growth and success of the Company. In addition, the Plan was established to aid in retaining and encouraging key employees of ability and in attracting additional able employees. The Plan provides for the granting of awards to those officers and key employees of Payless and Somerville who have executive, managerial, supervisory, professional or similar responsibilities. Currently, approximately 410 employees participate in the Plan.

      Grants were awardable pursuant to the Plan from its inception in 1988 until July 15, 1992 (when the

Program, defined below, was adopted). During the period when grants could be made, the maximum aggregate number of shares of stock which could be granted pursuant to the Plan, prior to adjustments (described below), was 2,637,909. No more than 182,643 shares of stock could be utilized for the grant of Restricted Stock (defined below); no more than 811,485 shares of stock could be utilized for the grant of Roll-Over Options (defined below); and no more than 1,643,781 shares of stock could be utilized for the grant of other options, of which Normal Options (defined below) could constitute a maximum of two-thirds and Performance Options (defined below) could constitute a maximum of one-third.
The total number of shares which could be granted was subject to increase in certain circumstances related to exercise, or failure to exercise, Roll-Over Options and to acquisition, by the Company or by certain persons, of shares issued pursuant to the Plan or shares held by executive officers at the end of the 1988 fiscal year (during which the leveraged buyout of the Company's predecessor occurred). Awards allocating a total of 2,729,639 shares of stock were outstanding at July 15, 1992.

      Permissible forms of awards pursuant to the Plan were: Roll-Over Options (such term referring to outstanding, unexpired employee stock options existing prior to the leveraged buyout of the Company's predecessor in 1988 and which were converted into a vested option under the Plan), Normal Options (options which vested over specified time periods without regard to financial tests), Performance Options (options which vested based on financial performance of the Company), and Restricted Stock (which vested over time and was subject to restrictions on transfer). Grants of Normal Options, Performance Options, and Restricted Stock also provided for earlier vesting in the event, among other things, of a change of control of the Company or the initial public offering of common equity of the Company. On March 15, 1993, when the Company completed an initial public offering of its stock, all Restricted Stock and some options had previously vested and all unvested options became vested and exercisable.

      All options granted under the Plan are classified as non-qualified stock options. Each vested option may be exercised for a maximum term of ten years and one day from the granting date, with shorter terms provided in certain instances of termination of employment. Subject to any required action by the shareholders, if Payless is a party to any merger or consolidation, any option granted under the Plan will pertain to and apply to the cash or securities to which a holder of the number of shares of common stock subject to the option would have been entitled, and any shares of Restricted Stock will become the right to receive such cash or securities subject to the terms and conditions (including restrictions) applicable to the shares of Restricted Stock.

      The Plan is administered by the Compensation Committee of the Board of Directors. The Committee is required to consist of not less than three directors of the Company who are not officers or employees of the Company or members of management, and who are appointed by the Board of Directors. Subject to the express provisions of the Plan, the Committee has plenary authority, in its discretion, to interpret the Plan, to prescribe, amend, and rescind rules and regulations relating to it, and to determine the terms and conditions of the respective options and shares of Restricted Stock. The Committee also had plenary authority to determine the employees to whom, and the time or times at which, awards would be granted and the number of shares to be subject to each award. The Committee determined whether an employee would receive shares of Restricted Stock, or would be granted options, or both, and which of the foregoing classifications of options would be granted to a particular employee.

      The purchase price of the stock awardable under the Plan was determined by the Committee, and was not less than 100% of the fair market value of the stock, as determined by the Committee, on the date of grant. Pursuant to the Plan and option agreements, payment for shares of stock purchased upon exercise of any option will be made either in full in cash or by the transfer to the Company of shares of stock, or any combination thereof, having an aggregate value (at the time that such option, or any part thereof, is exercised) at least equal to the full purchase price of the shares of stock with respect to which the option is being exercised. Additionally, the Plan and the Committee permit payment of the purchase price of shares for options through transactions with brokerage firms, whereby the broker delivers to the Company the amount of the purchase price for the stock and any taxes required to be withheld.

      The Plan provides for adjustments in the aggregate number of shares of stock which may be granted under the Plan and pursuant to any outstanding option agreement, as the Board of Directors or the Committee may determine, as a result of subdivision or consolidation of shares or increases or decreases in shares effected without receipt of consideration by the Company. The Plan also provides that the Plan shall terminate on August 4, 1998, provided that the Board of Directors of the Company may at any time prior to that date terminate the Plan; and the

Committee may amend the Plan at any time, but may not, without shareholder approval, adopt any amendment not otherwise permitted by the Plan which would increase the maximum number of shares which may be granted, amend the formula for determination of the purchase price of shares, extend the period during which options or shares may be granted, or amend the requirements as to the class of employees eligible to receive options or shares of Restricted Stock.


PAYLESS CASHWAYS 1992 INCENTIVE STOCK PROGRAM

      The Payless Cashways 1992 Incentive Stock Program (the "Program") was adopted by the Board of Directors in June 1992 and approved by the Company's shareholders in July 1992. The Program was established for the purpose of attracting and retaining outstanding individuals as officers and other employees of the Company and its subsidiaries, and to furnish incentives to such persons by providing opportunities to acquire common shares of the Company, or monetary payments based on the value of such shares or the financial performance of the Company, or both, on advantageous terms. Participants in the Program consist of such employees as the Compensation Committee of the Board of Directors in its sole discretion may designate from time to time. The Committee must consider such factors as it deems pertinent in selecting participants and in determining the type and amount of their respective benefits, including the financial condition of the Company, anticipated profits for the current or future years, contributions of participants to the profitability and development of the Company and other compensation provided to participants. Currently, approximately 1,300 employees participate in the Program.

      The aggregate number of shares of stock reserved for issuance under the Program is equal to the sum of (a) the greater of (i) 3,500,000 Common Shares, or (ii) five percent (5%) of the sum of the Common Shares of the Company outstanding at the end of any fiscal year during the term of the Program and the Common Shares reserved for issuance upon exercise or conversion of any options, warrants or other securities of the Company outstanding at the end of any fiscal year during the term of the Program, plus (b) any Common Shares which were available for grant under the Plan at July 15, 1992 and any Common Shares subject to options or Restricted Stock granted pursuant to the Plan which lapse, terminate or are cancelled. At November 27, 1993, a total of approximately 2,217,225 Common Shares were reserved for issuance under the Program.

      Permissible forms of awards ("Benefits") include the following:

      Incentive Stock Options -- which may be granted pursuant to the
restrictions of Section 422 of the Internal Revenue Code.   Incentive Stock
Options consist of options to purchase Common Shares at purchase prices not less than 100% of the Fair Market Value (as defined in the Program) of such Common Shares on the date of grant; and they are exercisable for a term of not more than 10 years after the date of grant, with shorter terms in certain instances of termination of employment, unless the Committee specifies otherwise.

      Non-qualified Stock Options -- which consist of options to purchase Common Shares at purchase prices not less than 85% of the Fair Market Value of such Common Shares on the date of grant, and are exercisable for a term of over not more that 10 years after the date of grant, with shorter terms in certain instances of termination of employment, unless the Committee specifies otherwise.

      Stock Appreciation Rights -- which permit the holder to receive cash, or stock at the discretion of the Committee, equal to the appreciation on Common Shares subsequent to the date the Stock Appreciation Rights are granted. Stock Appreciation Rights may be granted with respect to any Stock Option granted pursuant to the Plan or the Program, either at the time of its grant or at any time thereafter.

      Restricted Stock Awards -- which are Common Shares delivered to an individual, without payment of consideration, as additional compensation for services and subject to such restrictions or conditions as the Committee determines appropriate, including continued employment for a specified period or the individual's right to dispose of or sell the shares.

      Performance Units -- which are rights to receive cash payments or Common Shares, or a combination of both, and may be earned in whole or in part if the Company achieves certain goals established by the Committee over a designated period of time, not more than 5 years. Goals may include earnings per share, return on shareholder equity, and/or return on average total capital employed.

      Any Benefit is subject to limited rights of transfer and may also be subject to other terms and conditions as the Committee determines appropriate, including, without limitation, provisions for installment purchases of Common Shares, provisions for the payment of the purchase price of shares by delivery of other shares or through a brokerage transaction, restrictions on resale or other disposition, such provisions as may be appropriate to comply with federal or state securities laws and stock exchange requirements, and understandings or conditions as to the participant's employment. Notwithstanding any other provision of the Program, all Benefits then outstanding shall be fully vested upon the occurrence of a Change in Control (as defined in the Program).

      The Program is administered by the Compensation Committee of the Board of Directors, composed entirely of "disinterested persons" as defined in Rule 16b-3 of the Securities and Exchange Commission . The Committee interprets the Program, prescribes, amends and rescinds rules and regulations relating thereto, and makes all other determinations necessary or advisable for the administration of the Program. Pursuant to the Program, the Committee has adopted guidelines for granting stock options and restricted stock, which guidelines are described in the subsection entitled "Compensation Committee Report on Executive Compensation."

      The Program provides that no Benefit shall be granted more than 10 years after the date of the approval of the Program by the shareholders (July 15, 1992), provided that the Committee may terminate the Program at any time; and the Committee may amend the Program at any time or, by mutual agreement with the participant or other interested person, amend, modify or cancel the terms and conditions applicable to any Benefits granted, but may not increase the number of Common Shares issuable pursuant to the Program, or amend the Program so that any Committee member would lose his or her status as a "disinterested person" (as defined above) with respect to any employee benefit plan of the Company or result in the Program's losing its status as a plan under Rule 16b-3.

      The Program provides for automatic adjustment of the number of shares reserved for issuance pursuant to the Program and covered by each outstanding Benefit, in the event that the Company shall at any time change the number of issued Common Shares without new consideration to the Company. The Committee also has the right to provide for the continuation of Benefits or for other equitable adjustments after changes in Common Shares resulting from reorganization, sale, merger, consolidation or similar occurrence, and to authorize the issuance or assumption of Benefits in connection with any merger, consolidation, acquisition of property or stock or reorganization upon such terms and conditions as it may deem appropriate.

PAYLESS CASHWAYS DIRECTOR OPTION PLAN

      Material terms of the Director Option Plan are described in the subsection entitled "Compensation of Directors".

OUTSTANDING PLAN AWARDS

      During 1993, there were no grants awarded under the 1988 Payless Cashways, Inc. Employee Stock Plan. Awards made during 1993 under the Payless Cashways 1992 Incentive Stock Program and the Payless Cashways Director Option Plan were in the form of non-qualified stock options. The awards made in 1993 are set forth in the table below.


                                The Program              Director Option Plan
                                -----------              --------------------
                            Stock      Exercise          Stock      Exercise
                            Options    Price             Options    Price                                   -------    --------
David Stanley               35,200      $12.25              --         --
Chairman of the Board
 and Chief Executive
 Officer

Larry P. Kunz               30,000      $12.00              --         --
 President and              26,400      $12.25              --         --
 Chief Operating
 Officer

Harold Cohen                  --           --               --         --
 Vice-Chairman of the
 Board; and Chairman
 of the Board of
 Somerville

Susan M. Stanton            25,000      $12.00              --         --
 Senior Vice President-     12,450      $12.25              --         --
 Merchandising

Ronald H. Butler            25,000      $12.00              --         --
 Senior Vice President-     12,450      $12.25              --         --
 Store Operations

Executive Officers         105,000      $12.00              --         --
 Group                     143,000      $12.25              --         --
 (10 persons)

Non-Employee                  --           --             48,692    $14.375
 Director Group
 (7 persons)

Non-Executive Officer       85,820      $12.00              --         --
 Employee Group          1,053,898      $12.25              --         --
                             3,150      $12.75              --         --

FEDERAL TAX ASPECTS

      Under current federal law, the following are the federal income tax consequences generally arising with respect to grants or awards made pursuant to either the 1988 Payless Cashways, Inc. Employee Stock Plan, the Payless Cashways 1992 Incentive Stock Program or the Director Option Plan.

      The grantee of a Non-Qualified Stock Option will not realize income until the option is exercised. At the time of exercise, the grantee will realize ordinary income equal to the difference between the exercise price of the shares of common stock acquired and the market value of such shares on the date of exercise; and the Company will be entitled to a corresponding deduction in an amount equal to the amount included in income by the optionee. If an optionee thereafter sells shares, the gain or loss, if any, realized upon such disposition will constitute capital gain or loss to the optionee and the optionee's tax basis in the shares is equal to the fair market value of the shares at exercise of the option.

      The grantee of a Restricted Stock award generally will not realize taxable income at the time of the grant, and the Company will not be entitled to a deduction at the time of the grant, assuming that the restrictions constitute a substantial risk of forfeiture for federal tax purposes. When such restrictions lapse, the grantee will receive ordinary income in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. The Company will then be entitled to a corresponding deduction.

      Although a grantee of a Restricted Stock award is not normally taxed at the time of grant, the grantee may elect, under the Internal Revenue Code of 1986, as amended (the "Code"), Section 83(b), within 30 days following the grant, to include in income at that time the fair market value of the Restricted Stock. In such case, the recipient will recognize taxable income in an amount equal to the excess of the fair market value of the shares at the time of grant over the amount, if any, paid for such shares. The Company will be entitled to a corresponding deduction at such time. Making such an election prevents any increase in the fair market value from being included in income when the Restricted Stock award vests. However, if the market value decreases and is lower when the stock vests, as compared to when the Section 83(b) election was made, there is no provision for reducing the amount already taken into income. Further, if the Restricted Stock award is forfeited after the election is made, no deduction is allowed for the forfeited stock. Consequently, while the Code
Section 83(b) election fixes the ordinary income portion of the Restricted Stock award, the making of such an election carries with it certain risks in the event the market price of the Common Stock decreases or any part or all of the award is forfeited. If the grantee sells Restricted Stock, the gain or loss, if any, realized upon such disposition will constitute capital gain or loss to the grantee; and the grantee's basis in the shares is equal to the amount previously included in income by the grantee with respect to those shares.

      The exercise of Stock Appreciation Rights or the receipt of cash or Common Stock in payment of Performance Units (such units are only available pursuant to the Payless Cashways 1992 Incentive Stock Program) gives rise to ordinary income in the nature of compensation in the year of exercise or payment, subject to withholding, equal to the fair market value of the Common Stock received on the date of exercise or payment and any cash received.

      The grantee of an Incentive Stock Option (which options are available only pursuant to the Payless Cashways 1992 Incentive Stock Program) will not realize taxable income by reason of the grant or the exercise of the option. Similarly, the Company will not be entitled to any deduction at the time of grant or at the time of exercise. If an optionee exercises an Incentive Stock Option and retains the acquired shares for at least one year after the date of transfer and for at least two years after the date of grant, any gain realized upon disposition will be taxable to the grantee as a long-term capital gain, and the Company will not be entitled to any tax deduction. However, if the grantee does not satisfy the applicable holding periods, the difference between the option price and the lesser of the fair market value of the Common Stock on the date of exercise or the price received upon disposition of the Common Stock generally will be treated as compensation and generally will be taxable to the grantee as ordinary income. Any additional gain upon such disposition will be taxed as capital gain. The Company then will be entitled to a deduction in the amount constituting ordinary income to the grantee. At the time of exercise, the difference between the price paid and the market value of the Common Stock (the "bargain element"), is treated as an item of tax preference and may result in the imposition of the "alternative minimum tax."

CERTAIN BENEFICIAL OWNERSHIP

      The table below sets forth certain information, as of January 15, 1994, regarding the beneficial ownership of the Company's Common Stock, Non-Voting Common Stock and Convertible Preferred Stock by (i) each of the Company's directors, (ii) each person known by the Company to be the beneficial owner of 5% or more of its outstanding Common Equity, (iii) each of the executive officers named in the Summary Compensation Table above and (iv) all of the Company's directors and executive officers as a group. As required by a rule of the Securities and Exchange Commission, the number of shares of Common Stock beneficially owned includes shares as to which a right to acquire ownership exists within 60 days, such as through the exercise of employee stock options and conversion of convertible securities.


Name and Address                 Shares Beneficially
of Beneficial Owner                     Owned              Percent of Class
- -------------------              -------------------       ----------------

Common Stock

Goldman Sachs & Co.(1)                 2,736,000                  7.6%
85 Broad Street
New York, NY 10004

Gary D. Rose (2)                         123,896                   .3%

David Stanley (3)                        291,132                   .8%

Harold Cohen (4)                         135,658                   .4%

Larry P. Kunz (5)                        181,964                   .5%

Susan M. Stanton (6)                      95,397                   .3%

Ronald H. Butler (7)                      33,906                   .1%

Wayne B. Lyon (8)                          6,956                   (9)

Scott G. Fossel (10)                      10,956                   (9)

George Latimer (11)                        7,956                   (9)

Ralph Strangis (12)                       11,956                   (9)

John H. Weitnauer, Jr. (13)               14,956                   (9)

William A. Hall (14)                       7,956                   (9)

Masco Capital Corporation (15)         2,435,757                  6.3%
21001 Van Born Road
Taylor, MI 48180

Ariel Capital Management, Inc. (16)    4,164,030                 11.5%
307 North Michigan Ave.
Chicago, IL 60601




All Directors and Executive            1,188,685                  3.2%
Officers as a group (18 Persons)(17)

Class A Non-Voting Common

Court Square Capital Limited           2,250,000                100.0%
399 Park Avenue
New York, NY 10043

Convertible Preferred Stock

Masco Capital Corporation(18)            406,000                100.0%
21001 Van Born Road
Taylor, MI 48180

 ___________________
(1) Represents shares beneficially owned by Goldman Sachs and certain limited investment partnerships identified below of which Goldman Sachs or a corporation wholly owned by Goldman Sachs is the general partner of the managing general partner. Such shares may also be deemed to be beneficially owned by The Goldman Sachs Group, L.P., one of the general partners of Goldman Sachs. For purposes of this table, such beneficial ownership has been excluded.
     Goldman Sachs owns directly 216,248 shares of Common Stock; Broad Street Investment Fund I, L.P. owns 2,429,752 shares of Common Stock; Stone Street Fund 1987 owns 39,330 shares of Common Stock; Stone Street Fund 1988 owns 31,050 shares of Common Stock; Bridge Street Fund 1987 owns 13,500 shares of Common Stock; and Bridge Street Fund 1988 owns 6,120 shares of Common Stock. Goldman Sachs and The Goldman Sachs Group, L.P. disclaim beneficial ownership in shares held by such investment partnerships to the extent partnership interests in such partnerships are held by persons other than Goldman Sachs and The Goldman Sachs Group, L.P. and their affiliates.
(2) Includes 6,956 shares subject to options and 106,940 shares subject to Warrants to purchase Common Stock. Mr. Rose is a general partner of Goldman Sachs. As a general partner, Mr. Rose may be deemed to be the beneficial owner of shares beneficially owned or held by Goldman Sachs and affiliates, including certain limited investment partnerships. Mr. Rose disclaims beneficial ownership of such shares except to the extent of pecuniary interest therein.
(3) Includes 256,805 shares subject to options. Includes 6,000 shares owned by Mr. Stanley's wife, 1,000 shares owned by a trust for the benefit of Mr. Stanley's daughter for which Mr. Stanley acts as trustee, 2,000 shares owned by two trusts for the benefit of Mr. Stanley's minor stepchildren for which Mr. Stanley does not act as trustee and 2,000 shares owned by Mr. Stanley's minor stepchildren. Mr. Stanley disclaims beneficial ownership of such 11,000 shares.
(4)  Includes 83,008 shares subject to options.
(5)  Includes 130,564 shares subject to options.
(6)  Includes 66,336 shares subject to options.
(7)  Includes 27,800 shares subject to options.
(8) Includes 6,956 shares subject to options. Mr. Lyon is President and Chief Operating Officer of Masco, which owns Masco Capital Corporation ("Masco Capital"), and disclaims beneficial ownership of shares beneficially owned by Masco Capital.
(9)  Less than 0.1%.
(10) Includes 6,956 shares subject to options. Mr. Fossel is a Vice President of Court Square Capital Limited and disclaims beneficial ownership of shares beneficially owned by Court Square Capital Limited.
(11) Includes 6,956 shares subject to options.
(12) Includes 6,956 shares subject to options.
(13) Includes 6,956 shares subject to options.
(14) Includes 6,956 shares subject to options.
(15) Represents shares of Common Stock into which 406,000 shares of Convertible Preferred Stock beneficially owned by Masco Capital are convertible. Each share of Convertible Preferred Stock is convertible into 5.9994 shares of Common Stock, subject to certain customary anti-dilution adjustments, at the option of the holder thereof until the close of business on August 1, 1994. It is assumed that the Convertible Preferred




     Stock has been converted to Common Stock in calculating the percent of Common Stock for Masco Capital, but not when the percent of class is calculated for any other holders of Common Stock.
(16) Based on a Schedule 13G filed with the Securities and Exchange Commission on December 31, 1993, represents shares of Common Stock owned by Ariel Capital Management, Inc. which has sole voting power of 2,910,195 shares, shared voting power of 350,365 shares, and sole investment discretion for 4,164,030 shares. Ariel Capital Management, Inc. claims no beneficial interest in any of the shares. The shares are held solely for client accounts of which none individually owns more than 5% of the Company's Common Stock.
(17) Includes 835,089 shares subject to options, 106,940 shares subject to Warrants and 62 shares held indirectly by an executive officer (who is not
     a named executive officer) in a 401(k) plan.   Excludes shares held by
     Broad Street Investment Fund I, L.P., Goldman Sachs and certain limited partnerships affiliated with Goldman Sachs. Mr. Gary Rose, a director of Payless and a general partner of Goldman Sachs, expressly disclaims beneficial ownership of all such shares.

(18) Shares owned are convertible into Common Stock.  See footnote 15.


     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and persons who beneficially own more than 10 percent of a registered class of the Company's equity securities to file, with the Securities and Exchange Commission and the New York Stock Exchange, initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and beneficial owners of more than 10 percent of the Company's equity securities are required by regulation to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on review of the copies of such reports and written representations that no other reports were required during 1993, all section 16(a) filing requirements applicable to its officers, directors and beneficial owners of more than 10 percent of the Company's equity securities were complied with, except that one report on Form 4 for each of Larry P. Kunz (two transactions), Scott G. Fossel (two transactions), George Latimer (two transactions), John H. Weitnauer Jr. (two transactions), William A. Hall (two transactions), and Ronald H. Butler (four transactions) was filed 4 days later than required due to an administrative error by the Company and a report on one Form 4, covering an aggregate of nine transactions, was inadvertently filed later than required by Gary D. Rose.

2.    OTHER BUSINESS

      As of the date of delivery of the text of this Proxy Statement to the printer, management knew of no other business that will be presented for action at the Annual Meeting. In the event that any other business should properly come before the meeting, it is the intention of the persons designated as proxies on the proxy card to take such action as shall be in accordance with his and/or her best judgment.

OTHER INFORMATION, SHAREHOLDER PROPOSALS

      The Board of Directors, on the recommendation of the Audit Committee, has selected the firm of KPMG Peat Marwick as independent auditor to examine the financial statements of the Company and its subsidiary for the fiscal year 1994. Representatives of KPMG Peat Marwick will be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

      Shareholder proposals requested for inclusion in the Proxy Statement for the Company's Annual Meeting in 1995 must be received by the Company's Secretary on or before November 1, 1994. The Company currently plans to hold the 1995 Annual Meeting in Kansas City, Missouri, on April 20, 1995. The Nominating Committee will also consider persons recommended by Shareholders as director nominees if the name and qualifications of the person(s) recommended are received by the Company's Secretary on or before November 1, 1994.

      In addition to the solicitation of proxies by mail, officers or other employees of the Company, without extra remuneration, may solicit proxies by telephone or personal contact. The Corporation also will request brokerage houses, nominees, custodians and fiduciaries to forward soliciting material to beneficial owners of stock held of record and will pay such persons for forwarding the material. All costs for the solicitation of proxies by the Board of Directors will be paid by the Company.

      The Company's Annual Report to Shareholders, including financial statements for the year ended November 27, 1993, is enclosed with this Proxy Statement.



                              BY ORDER OF THE BOARD OF DIRECTORS

                              Linda J. French
                              Senior Vice President - General Counsel/Secretary


February 25, 1994

 -----------------------------------------------------------------------------------------------------------------------------------

| PROXY                                   PAYLESS CASHWAYS, INC.
|
|                                 2300 Main, Kansas City, Missouri 64108
|
|                      This Proxy is Solicited on Behalf of the Board of Directors
|
|
|
|The undersigned hereby appoints LINDA J. FRENCH and STEPHEN A. LIGHTSTONE, or either of them, as Proxy/Proxies, and hereby
|
|authorizes them to represent and to vote, as designated below, all the shares of Common Stock of Payless Cashways, Inc. held
|
|of record by the undersigned on February 15, 1994, at the Annual Meeting of Shareholders to be held on April 21, 1994, or any
|
|adjournment thereof.
|
|
|
|1.  ELECTION OF DIRECTORS
|
|    FOR all nominees listed below                                         WITHHOLD AUTHORITY to vote
|
|    (except as marked to the contrary below)  /  /                      for all nominees listed below       /  /
|
|
|
|    HAROLD COHEN, SCOTT G. FOSSEL, GEORGE LATIMER, SUSAN M. STANTON
|
|
|
|    (INSTRUCTION:  To withhold authority to vote for any individual nominee write that nominee's name on the space provided
|below.)
|
|
|   -------------------------------------------------------------------------------------------------------------------------------
|
|2.  In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
|
 -----------------------------------------------------------------------------------------------------------------------------------


 -----------------------------------------------------------------------------------------------------------------------------------

|     This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder.
|
|If no direction is made, this proxy will be voted for Proposals 1 and 2.
|
|
|
|     Please sign exactly as name appears below.  When shares are held by joint tenants, both should sign.  When
|
|signing as attorney, as executor, administrator, trustee or guardian, please give full title as such; if a
|
|corporation, please sign in full corporate name by President or other authorized officer.  If a partnership, please
|
|sign in partnership name by authorized person.
|
|
|
|                                                                       Dated:____________________________, 1994
|
|
|
|                                                                       ______________________________________
|
|                                                                       Signature
|
|
|
|                                                                       ______________________________________
|
|                                                                       Signature if held jointly
|
|                                                                       --------------------------------------
|                                                                     |                                       |
|                                                                     | PLEASE MARK, SIGN, DATE AND           |
|                                                                     |                                       |
|                                                                     | RETURN THE PROXY CARD                 |
|                                                                     |                                       |
|                                                                     | PROMPTLY USING THE ENCLOSED           |
|                                                                     |                                       |
|                                                                     | ENVELOPE.                             |
|                                                                      ---------------------------------------
 --------------------------------------------------------------------------------------------------------------